EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


TXU Corp.:

We consent to the incorporation by reference in Registration Statement No. 333-45657 on Form S-8 of our report dated June 1, 2001, appearing in this Annual Report on Form 11-K of the TXU Deferred Compensation Plan for Directors of Subsidiaries (Formerly the Deferred Compensation Plan for Directors of Subsidiaries of Texas Utilities Company) for the year ended March 31, 2001.




DELOITTE & TOUCHE LLP

Dallas, Texas
June 29, 2001